Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of December 26, 2012, is by and among DG Capital Management, LLC and Dov Gertzulin (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Units, par value $0.01 per share of Blueknight Energy Partners, L.P. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

DG CAPITAL MANAGEMENT, LLC

By: /s/ Dov Gertzulin
Dov Gertzulin, Managing Member

By: /s/ Dov Gertzulin
Dov Gertzulin, Individually